EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

10-07-09/10:00 am CT

Confirmation # 2094487

HELEN OF TROY, LIMITED.

Moderator: Robert Spear

October 7, 2009

10:00 am CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy Second Quarter conference call for fiscal 2010.

At this time, I would like to inform you that all participants are in a listen-only mode.  At the request of the Company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear.  Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s Second Quarter Financial results conference call for fiscal 2010.

The agenda for this morning’s conference call is as follows.  We will have a brief forward-looking statement review, followed by Mr. Rubin, who will discuss our second quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of the income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer.  And finally, we’ll open it up for questions and answers for those of you with any further questions.

Safe Harbor statement. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.  A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.  Generally the words anticipates, believes, expects and other similar words identify forward-looking statements.  Forward-looking statements are subject to risks that could cause such statements to differ materially from actual.

This conference call may also include information that may be considered non-GAAP financial information.  These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information disclosed by other companies.

The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.  Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.  The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP based measures.  The release can be accessed by (selecting) the investor relations tab on our home page, and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman and CEO, and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob and good morning to everyone, and welcome to our second quarter earnings conference call.

Helen of Troy, Limited today reported increased net earnings and record sales for the second quarter and 6 months ended August 31, 2009.  Second quarter sales increased 5.6% to 162 million, versus sales of $153,543,000 in the same period of the prior year.

Second quarter net earnings increased 50.1% to $15,911,000, or 51 cents per fully diluted share, compared with $10,598,000, or 34 cents per fully diluted share for the same period a year earlier.  Sales for the 6 months ended August 31, 2009 increased 2.5% to — 306 million, versus $298,546,000 for the previous year.

Net earnings for the first half of this fiscal year increased 88% to $30,420,000, or 99 cents per fully diluted share, versus $16,156,000, or 52 cents per fully diluted share in the same period of last year.

Net sales for the Housewares segment increased 7.3% to $50,566,000 in the second quarter, compared with 47,134,000 for the same period last year.  Net sales for the Personal Care segment increased 4.9% to 111,627,000 in the second quarter, compared with 106,409,000 for the same period last year.

Net sales for the Housewares segment increased 8.9% to $93,254,000 for the 6-month period ended — ending August 31, 2009, compared with 85,606,000 for the same period last year.  Net sales for the Personal Care segment were $212,812,000 for the 6-month period ending August 31, 2009, compared to $212,940,000 for the same period last year.

We are extremely pleased with our results for the second quarter.  Although the worldwide retail environment continues to be challenging, our leadership position in our market segments allowed us to continue to perform well during the quarter.  During the 6 months ended December 31, 2009, our Housewares division continued to expand our OXO brand with the completion of two strategic licensing agreements with Staples, Incorporated, the world’s largest office products company, and UCB, a global — biopharmaceutical leader.  These two partnerships extend OXO’s reach into new and exciting categories.

We believe the Company’s core strengths remain strong, and we continue to work on the five Company initiatives detailed in our 2009 annual report.  We continue to execute our business plan by introducing new product offerings, striving for increased market share through channel expansion, and providing product innovation.  We also continue to pursue further process efficiencies and related selling, general and administrative expense reductions.  We believe that we’re well positioned as we move into the holiday selling season.

I now would like to turn the conference call over to Tom Benson, our CFO, for the financial review.

Tom Benson:  Thank you, (Jerry) and good morning everyone.

In the second quarter, we experienced a year-over-year sales increase of 5.6% reflecting sales from the (Ogilvie) and the Infusium acquisitions, and continued growth of our OXO brand, partially offset by the negative impact of foreign currency fluctuations on reported U.S. dollar sales, and difficult macro economic conditions on consumer demand primarily in our appliance and accessory product categories.

Gross profit margin improved by 0.1 percentage points year-over-year despite foreign currency fluctuations, which negatively impacted the margin by approximately 1.2 percentage points when compared to the same quarter last year.

There was a sequential improvement in gross profit margin of 1.8 percentage points compared to the first quarter.  Selling, general and administrative expense as a percentage of sales improved by 3.1 percentage points year-over-year.

Second quarter net earnings were $15.9 million, or 51 cents per fully diluted share, compared to 10.6 million, or 34 cents per fully diluted share for the same period last year, which represents a 50% improvement.

First quarter net sales increased 5.6% year-over-year.  The sales for the second quarter of fiscal 2010 were $162.2 million, compared to $153.5 million in the prior year quarter.  That’s an increase of $8.7 million, or 5.6%.

The increase in net sales reflects the impact of the Ogilvie and Infusium acquisitions, and the continued growth of our Housewares segment due to the success of the dry food storage category and other line extensions.

Sales growth was partially offset by the strengthening of the U.S. dollar against other currencies in which we transact sales, which resulted in a decrease to reported U.S. dollar sales of approximately $3.5 million, or 2.3% when compared to the same period last year, and the recessionary economic environment and its continued impact on consumer demand, mostly in our appliance and accessory product categories.

Operating income before impairment charges increased by 39% in dollar terms year-over-year.  Operating income in the second quarter of fiscal 2010 was $20.6 million, or 12.7% of net sales, compared to $14.9 million, or 9.7% of net sales in the prior year quarter.  This represents an increase of 5.8 million, or 39% in dollar terms.  The increase in operating income before impairment primarily reflects the impact of sales growth and improvements in SG&A.  Second quarter net earnings increased by 5.3 million to $15.9 million.

The second quarter fiscal 2010 net earnings were $15.9 million, which is 9.8% of net sales, compared to $10.6 million, or 6.9% of net sales in the prior year quarter.  This is an increase of $5.3 million, or 50.1%.

Net earnings growth reflects the sales growth and the SG&A improvements referred to above, as well as lower interest and income tax expense.

Second quarter diluted earnings per share was 51 cents in the second quarter of fiscal 2010, compared to 34 cents in the prior year quarter, which is an increase of 17 cents, or 50%.

Now I’ll provide a more detailed review of our various components of our financial performance.

Products in our Personal Care segment include hair dryers, flat irons, curling irons, thermal brushes, massagers, spa products, foot baths, electric clippers and trimmers, hairbrushes and accessories, liquid hairstyling and treatment products, men fragrances, men deodorants, food powder, body powder and skin care products.

Key brands in this segment include Revlon, Vidal Sassoon, Bed Heads, Toni&Guy, Hot Tools, Dr. Scholl’s, Sunbeam, Gold N Hops, WIGO Health O Meter, dcnl, Karina, Brut, Infusium 23, Sea Breeze, (Ogilvie), Ammens, Final Net, Vitalis, Condition 3-in-1 and Vitapointe.

Personal Care net sales for the second quarter of fiscal year 2010 were $111.6 million, compared to $106.4 million in the prior year quarter.  This is an increase of $5.2 million, or 4.9%.  The key factor contributing to the increase in sales was the (Ogilvie) and Infusium 23 acquisitions.

Sales growth from acquisitions was partially offset by the strengthening of the U.S. dollar against other currencies in which we transact sales, which reduce consolidated sales by $3.5 million year-over-year, most of which impacts the Personal Care segment.  And the continued impact of difficult economic conditions on consumer demand.

Our Housewares segment consists of the OXO business.  OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbeque, barware, garden, automotive, storage and organization.

Brands that we sell include OXO Good Grips, OXO Steel, OXO SoftWorks and Candela.

The Housewares segment net sales were $50.6 million in the second quarter of fiscal 2010, compared to $47.1 million for the second quarter of fiscal 2009.  This represents an increase of $3.4 million or 7.3%.

Sales growth was driven by new products and line extensions, particularly our Good Grip POP line of modular food storage containers, as well as customer price increases and improvements in product mix.

Consolidated gross profit for the second quarter was $68.9 million, which is 42.5% of net sales for the second quarter of fiscal 2010, compared to 60 point — $65.1 million, or 42.4% of net sales for the prior year fiscal quarter.  This is a dollar increase of 3.8 million; it’s a percentage increase in dollar terms of 5.8%, and the gross profit margin as a percentage of sales improved 0.1 percentage points.

The improvement in gross profit is due to product sales from our recent acquisitions, which sell a comparatively higher gross profit margins, the impact of commodity costs and inbound freight decreases from earlier this year that are just beginning to cycle through our cost of sales, and customer price increases and product mix improvements.

Gross profit improvement was partially offset by a reduction in net sales caused by the fluctuation in foreign exchange rates without a corresponding reduction in cost of sales, because we purchase the majority of our inventory in U.S. dollars.  This accounted for a reduction in gross profit margin of approximately 1.2 percentage points when compared to the same period last year.

Second quarter selling, general and administrative expenses improved 4.1% in dollar terms year-over-year.  SG&A for the second quarter of fiscal 2010 was $48.3 million, which is 29.7% of net sales, compared to $50.3 million, or 32.8% of net sales in the prior year quarter.  This is a $2 million decrease, it’s a 4.1% decrease in dollar terms, and in — it was a 3.1% percentage point decrease as a percentage of sales.

The improvement in SG&A as a percentage of sales is due to a decrease in selling and outbound transportation costs, lower bad debt expense, foreign currency re-measurement gains compared to losses in the same quarter last year, and an — and an improvement in distribution costs.  The SG&A improvements were partially offset by increased incentive compensation resulting from the improvement in financial results year-over-year, and increased intangible asset amortization as a result of the acquisitions.

Interest expense for the second quarter was $2.6 million or 1.6% of net sales, compared to $3.5 million, or 2.3% of sales in the same quarter last year.  The decrease in interest expense is due to lower levels of outstanding debt.

Income tax expense for the second quarter was $1.6 million compared to $1.5 million in the second quarter of the prior year.  Second quarter income tax expense was 9.2% of pre-tax earnings, compared to a 12.6% effective tax rate in the same quarter last year.

The fluctuations in our effective tax rates are attributable to shifts in the mix of taxable income earned between the various high and low tax rate jurisdictions in which we conduct our business.

I will now discuss our financial position.  Our cash, cash equivalents and trading securities balance was 12.7 million at August 31, 2009 compared to $58.3 million at August 31, 2008.  And we had no borrowings on our $50 million revolving line of credit.

Our long-term investment balance was $20.4 million at August 31, 2009, compared to $45 million at August 31, 2008.

On June 29, 2009, we repaid in full our $75 million 5-year senior notes with a combination of 49 million in cash on hand and a draw of $26 million against our revolving line of credit.  Prior to the end of the second quarter, we repaid — we repaid in full the draw against the revolving line of credit made in June.

Accounts receivable were $116.3 million at August 31, 2009, compared to $116.1 million at August 31, 2008.  Accounts receivable turnover improved to 67.6 days at August 31, 2009 from 69.4 days at August 31, 2008.

Inventories at August 31, 2009 were $154 million, compared to $166.4 million at August 31, 2008.  Inventory turnover declined slightly to 2.3 times at August 31, 2009, compared to 2.4 times at August 31, 2008.

Shareholder’s equity decreased $45.7 million to $540.2 million at August 31, 2009, compared to $585.8 million at August 31, 2008, mostly due to the after-tax impairment charges of $99.1 million recorded in the fourth quarter of fiscal 2009.

I’ll now turn it over to (Jerry) to — for additional comments and questions.

Gerald Rubin:  Thank you, Tom.  We’d like to now open the conference call for questions.

Operator:  Thank you.  The question-and-answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, press star 1 on your push button phone.  Should you wish to withdraw your question, please press star 2.  Your question will be taken in the order it was received.  Please stand by for your first question.

And our first question comes from Romnel Dionisio with Wedbush.

Romnel Dionisio:  Yes, good morning.  Jerry, I wonder if you could just …

Gerald Rubin:  Good morning.

Romnel Dionisio:  … update us on of the new OXO initiatives, and how that’s proceeding in the marketplace.

Gerald Rubin:  Well as I mentioned, we have the two licensing agreements with the UCB, and they just recently put out an announcement that they were approved in the European (E.U.).  So it looks like we’re going to be having royalties from the European operation that they have, and they already started marketing in the United States, and then of course Staples has the office products that we have, and they’re doing well.  You know they completed their front store display, and now they’re testing an in line program, so that should help increase the sales.

And then at the ABC show just last month, they introduced a line of children’s products, which will be shipped around March.  And there’s a lot of the products from — it’s called OXO Tots, and the reception was very, very good, and we’re looking for increased sales there.

Romnel Dionisio:  OK, great, thanks very much, congratulations on the quarter.

Gerald Rubin:  Thank you.

Operator:  And next we’ll move to Steve Friedman with Wells Fargo.

Steve Friedman:  Good morning, Jerry, Tom and Bob.

Gerald Rubin:  Good morning, Steve.

Steve Friedman:  I — most of the question I have — excuse me — most of the question I had was on the OXO and OXO agreements with Staples and UCB Pharmaceutical.  I didn’t hear, Jerry, did you say revenues are beginning on the UCB agreement royalties?

Gerald Rubin:  Yes, both on that and on — and on the Staples agreement we’ve been receiving revenue.

Steve Friedman:  All right, so both those agreements will contribute to fiscal 2010?

Gerald Rubin:  Yes.

Steve Friedman:  OK and you’re about 40% into the third quarter.  With the challenging retail environment, how do you see business going for this quarter?

Gerald Rubin:  Well for the second half of the year, Steve you know we’re looking that the sales in earnings increase that we had in the first half will increase over the first half of — the second half of last year.  So we’re looking for sales and earnings increases for the second half.  So that’s all I can tell you right now, because we’re only 1 month into it.  But you know so far so good.

Steve Friedman:  OK, thank you, and good quarter.

Operator:  And next we’ll move to Mimi Noel with Sidoti & Company.

Mimi Noel:  Good morning, Jerry, good morning, Tom.  Just looking for a few points of clarification.  First, Tom, can you tell me what the contribution from acquisitions was?

Tom Benson:  We do not split out the contribution from acquisition, we do split out the sales from the acquisitions, and that’s detailed in our Q.

Mimi Noel:  You can’t make that available this morning?

Tom Benson:  No, I don’t want to give the number off the top of my head.

Mimi Noel:  OK.  And I see you took a $900,000 impairment charge in the quarter, what was that for?

Tom Benson:  That was for one of our product lines that was discontinued at a major customer, that customer represented the majority of the sales, so we wrote off the remaining intangible for that product line.

Mimi Noel:  OK.

Gerald Rubin:  It was not one of our major brands.

Tom Benson:  It was …

Mimi Noel:  OK.

Tom Benson:  … very small brand.

Mimi Noel:  OK, that’s all I have at this time, thank you.

Gerald Rubin:  Thank you.

Operator:  There are no further questions.  I will turn the conference back to Gerald Rubin to conclude.  I’m sorry; we do have one that just came in from Doug Lane.

Gerald Rubin:  OK.

Doug Lane:  … everybody.  (Jerry), can you — a couple of questions, or really topics, that if you could talk around them.  One is, your characterization of inventory levels at retailers.  And the second is, just any kind of insight into acquisition activity, is it — is it heavy, is it light?  What’s the quality of the products that you’re looking at, and odds of the — of an additional acquisition over the next 6 to 12 months?

Gerald Rubin:  OK.  As far as the inventory you know and I mentioned it on several calls you know customers don’t load up anymore, and then don’t buy from you for 3 months hoping that they can sell it.  Most of the big retailers operate on POS, as they sell it, they replace it, they don’t load up.  Inventories are less than I’d like at the retail stores, but that’s because the retailers want to have less inventory, they’ve cut down the amount of weeks that they have, and they just want to have sufficient amount of inventory for the next few weeks.  So not that any of us are losing sales, but to answer your question, no, there is no over-supply of inventory at retail.

I wanted to mention about the acquisitions, I’m glad you brought that up.  You know, we are you know looking at acquisitions; we are getting more calls than we have in the past.  You asked about the quality- you know some are good, some are bad, some we don’t want, some we’re interested in.  You know, our EBITDA is going to be over $100 million this year, and if you take our debt minus the cash that we have, our debt to EBITDA is approximately one-to-one.  So we have the possibility of raising money based on our balance sheet, so we are looking for acquisitions. Based on that, that we certainly don’t have an over-leveraged balance sheet in the one-to-one ratio.  So you know we are on the acquisition trail, hopefully one of the companies that we’re looking at will work out for us, and we’ll make an announcement.  But that’s how we stand right now.

Doug Lane:  No, that’s helpful.  And just to follow up on the inventory issue, given that you know you saw so much from China with whatever, 60, 90-day lead times, what happens if for some reason there’s, you know, more demand than you think during the holiday season?

Gerald Rubin:  Well, you know I think we have adequate inventory, as Tom told you, our inventory has dropped from last year, so we’re running, you know, I guess a little tighter.  But we think we have enough inventory and enough inventory coming, that shouldn’t be a problem.

Doug Lane:  OK.

Gerald Rubin:  That should be the least of my — that should be the least of my worries, not having enough inventory to be able to ship.  No, we think we’ll …

Doug Lane:  Right.

Gerald Rubin:  … be OK for the season.

Doug Lane:  All right, thanks, (Jerry).

Gerald Rubin:  Thanks.

Operator:  And we’ll take a follow-up question from Mimi Noel with Sidoti & Company.

Mimi Noel:  Thanks.  (Jerry), I have a couple from — for you now.  Have you noticed any change in retailers’ willingness to accept the new product that you churn out on a — on a — especially considering those categories where that might be shrinking, or demand is softer?  And also as a proportion of the products that you churn out every year, are you seeing a lower rate of acceptance?

Gerald Rubin:  Well actually, the retailers are aggressive in looking for new products, that has not been the problem.

Mimi Noel:  OK.

Gerald Rubin:  They’re trying to increase their sales; we’re trying to increase our sales.  You know they are replacing slower moving items for new products that they hope will sell better, which is you know constant, that’s what we do all the time with the retailers.  If it’s a slow moving item, get rid of that, put in something new that sells.  So no, the retailers are aggressive looking, you know, for new products, they need new products, so the customer who comes in doesn’t see the same product every time they come into the store.  And hopefully that’ll increase our sales and increase their sales.

Mimi Noel:  Are they pushing you on price one way or another?  Meaning more premium priced product or more value priced product?

Gerald Rubin:  No you know most of — most of our products, as I mentioned, are under $30, and so we’re — we’ve never been in the premium product price category, we’re basically in the value, 20 …

Mimi Noel:  OK.

Gerald Rubin:  … 25, $30 products are basically what we sell at retail.

Mimi Noel:  OK.  And the order of patterns that you’ve described that have shifted in the last year or so, you’re getting more frequent, smaller orders it sounds like.  I would have to infer that that would require you to be more nimble on the fulfillment end.  I mean have you adjusted to that, is it an easy adjustment for you, is there any added cost, is there a cost benefit to it?

Gerald Rubin:  Well actually it’s actually better for us, instead of having erratic purchasing where they buy a tremendous amount, and you don’t hear from them for a month or 2 months, the orders are more or less steady now.  They buy every week what they need for what they sold the previous week.  So it’s not that we had to adapt to it, we’ve been doing this all the time, it’s actually better for us at the warehouse, the shipments are more steady than the highs and lows.

Mimi Noel:  OK.  And then the last question I had is regarding — I guess this touches on three quarter — 3Q date, but the sense that you’re getting on your customer’s regard for the holiday season, optimistic, pessimistic, neutral?

Gerald Rubin:  You know I guess the word is cautiously optimistic, everybody you know is a little apprehensive on what’s going on in the marketplace, and you know whether unemployment’s going to hurt the retail sales, whether the economy, but …

Mimi Noel:  Can you say if it’s any worse or better than it was this time last year?

Gerald Rubin:  Maybe a little better, yes.  I think the retailers are a little more optimistic now, they — they’re hoping and we’re hoping that the — that the worst has passed us by.  It doesn’t mean we’re getting back to you know to normal, but I think it’s going to be better than last year.

Mimi Noel:  Great.  OK, that’s helpful, thank you.

Gerald Rubin:  OK, thanks.

Operator:  And there are no further questions.  I will now turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:  Well thank you, everybody, for participating in our second quarter earnings conference call.  And we look forward to talking to you at our next conference call for our third quarter.  Thank you again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 877-879-6203, with replay pass code 2094487.

This concludes our conference call for today, thank you all for participating, and have a nice day.  All parties may disconnect now.

END